Contacts:

Caraco Pharmaceutical - Daniel Movens- P: (313) 871-8400

Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Reports Results for the Fiscal Year 2009, Updates on FDA Inspection

DETROIT, May 28, 2009 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) recorded net sales of $337.2 million during Fiscal 2009 compared to $350.4 million during Fiscal 2008. We earned a net pre-tax income of $29.5 million during Fiscal 2009 compared to a net pre-tax income of $42.4 million during Fiscal 2008.

Daniel H. Movens, Caraco’s Chief Executive Officer said “The net sales for fiscal years 2009 and 2008 were $337.2 and $350.4 million, respectively, reflecting a decrease of 4%. The decrease was primarily due to lower sales of our own manufactured products sales, price erosion in both manufactured and distributed product sales and on account of our voluntary product recall initiated during late Fiscal 2009 and the beginning of Fiscal 2010.”

We earned a gross profit of $67.8 million in Fiscal 2009, as compared to a gross profit of $84.7 million during Fiscal 2008, reflecting a decrease of 20%. The decrease in gross profit was primarily due to the weight of distributed product sales versus manufactured product sales, price erosion on both distributed and manufactured product sales as well as lower sales of our own manufactured products primarily due from our recent voluntary product recalls. “Although gross profit margins may come down over time due to price erosion, we are confident that our sales growth, expanding product portfolio and successful execution of our business plan will offset any long-term impact”, Mr. Movens said.

Total R&D expenses were $22.5 million for Fiscal 2009 and $29.7 million for Fiscal 2008. In Fiscal 2009, all R&D expenses represented cash R&D expenses, while cash R&D expenses were $18.4 million for Fiscal 2008. The cash R&D expenses during Fiscal 2009 were higher compared to those during Fiscal 2008 primarily due to increased patent related expenses, increased R&D activity, and increases in other expenses in an effort to file additional products with the FDA. We filed ten Abbreviated New Drug Applications (“ANDAs”) relating to nine products with the FDA during Fiscal 2009 as compared to seven products filed in 2008. This brings our total number of ANDAs pending approval by the FDA to 29 (including four tentative approvals) relating to 25 products. We also submitted ten other various filings with the FDA including those related to new sources on the Active Pharmaceutical Ingredients and alternative manufacturing sites in order to improve our costs on certain products.

We earned a net pre-tax income of $29.5 million in Fiscal 2009, compared to a net pre-tax income of $42.4 million in Fiscal 2008. The reduction in net pre-tax income from last year was primarily due to lower gross profits resulting from price erosion of the products sold, the mix of distributed products sold and the provision for losses expected from the product recalls initiated during the end of Fiscal 2009 and beginning of Fiscal 2010. Net income decreased to $20.5 million during Fiscal 2009 from net income of $35.4 million during the Fiscal 2008.

Mr. Movens stated, “On March 11, 2009 the FDA began an inspection as a follow-up to the October, 2008 Warning Letter. This inspection covers all of the Company’s quality and production systems. The inspection concluded on May 12, 2009. The FDA investigators provided the Company with a list of their observations on FDA Form 483. The Company has committed to provide a written response to these observations within 30 days. It is unlikely that we will receive any approvals for any new products out of our Detroit facility until the FDA reviews our remediation response and makes a determination of our status. Currently our status remains unchanged. In January 2009 we changed our leadership in both manufacturing and quality control in order to better align these areas with our corporate goals and have taken other steps to improve cGMP compliance and quality system. It should be noted that there were no deficiencies identified during the FDA inspection in the Quality Control Laboratory which supports and tests all of our products before they are released to the market.”

Mr. Movens added, “We continue to attract and hire talented individuals, to improve our operation and we continue to improve both our service levels and expand our customer base where possible. Based on our own development pipeline and the current agreements we have with Sun Pharma along with other third party developers, we believe we will continue to perform well in our industry. Though we remain hopeful, the uncertainty of the timelines associated with new approvals based on our status with the FDA limits our view on our growth in the near term. Since FDA approvals are a significant part of any generic company’s growth we have determined that we will not provide any further guidance related to our top line growth. We remain confident that our basic fundamental performance over the course of the Fiscal 2010 will provide sufficient disclosure to our shareholders.. The recent voluntary recalls previously disclosed have had a negative impact on the Company’s performance and may continue to have a negative impact in the near term. Price erosion on both manufactured and distributed products also contributed to the decline of our top line growth. We remain confident that our corrective actions in compliance and quality will ultimately let us gain back our momentum of growth that we have enjoyed over the last several years. We are fortunate to have a successful marketing platform and Sun Pharmaceutical Industries Inc.’s product line to complement our manufacturing products business.”

This press release should be read in conjunction with our Annual Report on Form 10-K which will provide more detailed information on the results of Fiscal 2009. This report will be filed shortly.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Caraco Pharmaceutical Laboratories, Ltd.

Statements of Income

	Year Ended	Year Ended
	March 31, 2009	March 31, 2008

Net sales	$337,177,482	$350,366,689

Cost of goods sold	269,382,927	265,651,539

Gross profit	67,794,555	84,715,150

Selling, general and administrative expenses	16,417,971	14,322,140
Research and development costs - affiliate	—	11,320,640
Research and development costs - other	22,527,504	18,366,306

Operating income	28,849,080	40,706,064

Other income (expense)
Interest income	631,151	1,832,409
Interest expense	(28,294)	—
Loss on sale of equipment	—	(144,551)

Other income - net	602,857	1,687,858

Net income before income taxes	29,451,937	42,393,922

Income tax expense	8,915,358	7,005,817

Net income	$20,536,579	$35,388,105

Net income per common share
Basic	$0.60	$1.19
Diluted	$0.51	$0.89

Weighted number of shares
Basic	34,227,335	29,656,624
Diluted	40,575,721	39,913,754